UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2013

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13026	36-2984916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 661-1926

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert B. Goergen, Jr. Appointed as President and Chief Executive Officer and Elected to the Board of Directors

On November 14, 2013, the board of directors of Blyth, Inc. (“Blyth,” the “Company,” “we” or “our”) approved the appointment of Robert B. Goergen, Jr. (“Rob”) as President and Chief Executive Officer. In addition, in light of Rob’s extensive experience with the Company, including, most recently, as President and Chief Operating Officer, the board of directors determined that Rob should serve as a director of the Company at this time and elected him to our board of directors.

Rob, 43, joined Blyth in 2000 as director of the Internet strategy and e-business initiatives group, in which capacity he oversaw our web-oriented initiatives and strategic technology investments. From August 2002, he served as vice president of acquisitions and business development, overseeing our acquisition strategy and implementation. In 2004, Rob was named President, Catalog & Internet Group. Shortly thereafter, he assumed the additional responsibility for our Wholesale businesses, merging them with the direct-to-consumer business in the newly formed Multi-Channel Group. In this capacity, he oversaw the divestitures in Blyth’s strategic transformation to a direct-to-consumer business. From September 2006 to December 2011, Rob served as President of the Multi-Channel Group and the corporate development group. Rob served as Blyth’s President and Chief Operating Officer from November 2012 until his appointment as President and Chief Executive Officer. Rob has also been President PartyLite Worldwide since January 2012 and he will retain his responsibilities as President PartyLite Worldwide.

From 1995 to 1998, Rob worked for McCann-Erickson Worldwide, primarily serving as an account director, where he oversaw e-commerce development and Internet marketing efforts for consumer products and services accounts.
On November 14, 2013, the Company and Rob entered into an amendment to his Retention and Severance Agreement dated as of December 17, 2010 (as so amended, the “Retention and Severance Agreement”). Rob will receive an annual salary of $650,000 (subject to annual review for increase in the discretion of our board), will be eligible for an annual target bonus opportunity each year equal to at least 100% of his then base salary (with a maximum annual bonus opportunity of 175% of his base salary), will be eligible for annual long term incentive compensation equal to at least 130% of his then base salary (with a maximum of 195% of his base salary) and will be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or its employees generally. Rob’s employment will be “at will”; consequently either we or he may terminate his employment at any time, subject to the terms and conditions in the Retention and Severance Agreement. In the event of a change of control of the Company (as defined), Rob’s performance-based cash awards and other awards under the Company’s incentive compensation plans will vest. We have also agreed to make certain payments and provide certain benefits to Rob or his estate in the event of his death or disability.
We have also agreed to provide Rob a car for his use and permit him to use our company aircraft, in both cases consistent with past practice and subject to certain reimbursement obligations in connection with his use of the company aircraft.
Rob will not receive any additional compensation for serving on our board of directors.
The description of the amendment to Rob’s Retention and Severance Agreement set forth above is only a summary and is qualified in its entirety by reference to (i) the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and (ii) Rob’s Retention and Severance Agreement dated as of December 17, 2010 which is Exhibit 10.3 to this Form 8-K and a copy of which is attached to our Form 8-K filed on December 17, 2010 as Exhibit 10.3 and incorporated herein by reference.

Robert B. Goergen Continues as Chairman of the Board of Directors

Robert B. Goergen (“Bob”), who has served as our Chairman of the Board since 1977 and Chief Executive Officer since 1978, has agreed, effective November 14, 2013, to continue as executive Chairman of the Board, and he will devote approximately one-half of his business time and attention to our business. Bob’s base salary will be $407,177, which is equal to 50% of his base salary in effect when he was our CEO and gives effect to the rescission of his voluntary reduction in his base salary in the amount of $150,000 that became effective as of April 1, 2013. Bob’s base salary is subject to annual review for increase in the discretion of our board. This description of the amendment to Bob’s employment agreement is a summary only and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Certain Relationships and Related Transactions

Rob is the son of Robert B. Goergen, our Chairman of the Board, and Pamela M. Goergen, a member of our board of directors. Robert B. Goergen and Pamela M. Goergen are husband and wife. Rob is the brother of Todd A. Goergen, the Chief Strategy Officer of ViSalus, Inc. (“ViSalus”). There are no other family relationships among any of the executive officers of Blyth. There was no arrangement or understanding between Rob and any other persons pursuant to which he was selected as President and Chief Executive Officer or elected to our board of directors.

In August 2008, we signed a definitive agreement to purchase ViSalus, a direct seller of weight management products, nutritional supplements and energy drinks, through a series of investments. In October 2008, we completed our initial investment and acquired a 43.6% equity interest in ViSalus for $13.0 million in cash, of which a total of $3.0 million was paid to Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC (collectively, “RAM”). Bob, Rob and Todd Goergen are members of RAM. In April 2011, we completed the second phase of the acquisition and increased our ownership to 57.5% for approximately $2.5 million, of which $1.0 million was paid to RAM. In January, February and April 2012, we completed the third phase of the acquisition and increased our ownership to 72.7% for approximately $28.7 million in cash and the issuance of 681,324 unregistered shares of common stock valued at $14.6 million. We paid $11.0 million in cash in the third phase to RAM. In September 2012, RAM distributed its interests in ViSalus to its members, including Bob, Rob and Todd Goergen.

In December 2012, we purchased an additional 8.2% of ViSalus and increased our ownership to 80.9% for a payment of $60.5 million, of which $5.1 million was paid to Bob, $1.7 million was paid to Todd (and trusts affiliated with him) and $0.2 million was paid to Rob Goergen. In addition, the ViSalus founders and the other members (including Bob, Todd and Rob Goergen) exchanged their remaining membership interests for shares of Series A and Series B Redeemable Preferred Stock of ViSalus (“Preferred Stock”), which will become redeemable on December 31, 2017 for a total redemption price of $143.2 million. The Preferred Stock is redeemable for cash on December 31, 2017 at a price per share equal to $15.99 unless prior thereto ViSalus shall have effected a “Qualified IPO” or the holders, at their option, elect to convert their Preferred Stock into common shares of ViSalus. In connection with this transaction, ViSalus issued 824,803, 279,735 and 33,424 shares of Preferred Stock to Bob, Todd (and trusts affiliated with him) and Rob Goergen, respectively.

In April and July 2013, ViSalus paid cash dividends to its shareholders, including $0.6 million to Bob, $0.2 million to Todd (and trusts affiliated with him) and $22,785 to Rob Goergen. ViSalus has adopted a dividend policy and will declare and pay dividends out of available cash, subject to appropriate reserves. Bob will receive 1.8%, Todd (and trusts affiliated with him) will receive 0.6% and Rob Goergen will receive 0.1% of ViSalus future dividend payments, consistent with their ownership interests.

In August 2012, Todd Goergen became the Chief Strategy Officer of ViSalus. His base salary is $500,000 and he has an annual target bonus opportunity equal to 100% of his base salary (with a maximum annual bonus opportunity equal to 200% of his base salary). In May 2013, Todd was issued 507,375 restricted stock units and 620,125 nonqualified stock options under the ViSalus, Inc. 2012 Omnibus Incentive Plan. Todd is also a member of the Board of Directors of ViSalus.

ViSalus owns a 2.6% minority interest in a company that sells software licensing and other services to the direct selling industry. RAM holds an approximately 5.5% interest in this company. In addition to this interest, RAM also has a significant influence on the management of the investee and representation on its board. Fees paid to the company for software licensing and other services for the full year 2012 and the nine months ended September 30, 2013 were $1.7 million and $1.3 million, respectively.

ViSalus entered into an agreement with FragMob LLC in October 2011 that extended to December 31, 2012 and is renewable. FragMob agreed to provide ViSalus with software development and hosting services for a mobile phone application that allows ViSalus’s promoters to access their ViNet distributor account information on their smart phones. In March 2012, ViSalus added a second application, a credit card swiper for mobile phones, to the services provided by FragMob pursuant to the agreement. On September 1, 2012, ViSalus and FragMob entered into a new revised agreement that extended the term to December 31, 2014 and revised certain terms of the agreement. Fees paid to FragMob for the nine months ended September 30, 2013 for both services were $1.4 million. Fees paid to FragMob for the full year 2012 for both services were $1.8 million. ViSalus also purchased approximately $1.2 million of mobile credit card swiper devices from FragMob for the full year 2012. FragMob is owned in part by RAM.

RAM paid $0.2 million to Blyth for the full year 2012 and $0.1 million for the nine months ended September 30, 2013 to sublet office space and other related charges, which we believe approximates the fair market value for the rental period.

The above-described transactions with ViSalus were approved either by a special committee comprised of independent directors or by all of our independent directors.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1, dated as of November 14, 2013, to the Retention and Severance Agreement dated as of December 17, 2010, by and between Blyth, Inc. and Robert B. Goergen, Jr.
10.2 10.3
Amendment No. 1, dated as of November 14, 2013, to the Amended and Restated Employment Agreement dated as of March 12, 2013, by and between Blyth, Inc. and Robert B. Goergen
Retention and Severance Agreement dated as of December 17, 2010 by and between Blyth, Inc. and Robert B. Goergen, Jr. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed December 17, 2010)

99.1	Press Release dated November 18, 2013

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the payment to be made by ViSalus to the holders of its preferred stock in December 2017, ViSalus’s intention and ability to pay cash dividends, and ViSalus’s ability to conduct an initial public offering, as well as any implied value of ViSalus at the time of any initial public offering. Forward-looking statements also include statements concerning Blyth’s and ViSalus’s plans, objectives, goals, strategies, future events, performance or future value and underlying assumptions and other statements that are other than statements of historical facts and may be identified by words such as “will,” “expect” or “intend” and any other similar words. Actual results could differ materially due to various factors, including those described in this Current Report on Form 8-K and in “Item 1A - Risk Factors” of our most recently filed Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. The forward-looking statements made in this Current Report on Form 8-K are made only as of the date hereof, and Blyth undertakes no obligation to update them to reflect subsequent events or circumstances except as may be required by securities laws.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLYTH, INC.

Date: November 18, 2013                By: /s/ Michael S. Novins
Name:    Michael S. Novins
Title:    Vice President and General Counsel